Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Contact:

Janie Brown, Chief Financial Officer

503-359-2653

Merix Corporation Reports Growth in Sales and Earnings

For Third Quarter FY 2004

Merix will conduct a conference call and live webcast on March 24, 2004 at 2:00 p.m. PT. To access the webcast, log on to www.merix.com. A replay of the webcast will be available beginning at 5:00 p.m. PT on March 24, 2004. A phone replay will be available until 5:00 p.m. PT on March 31, 2004 by calling (719) 457-0820, access code 794776.

FOREST GROVE, OR, March 24, 2004—Merix Corporation (NASDAQ:MERX) today announced results for the third quarter of fiscal 2004, ended February 28, 2004. Sales for the third quarter increased 100% to $44.1 million compared to $22.1 million for the third quarter of fiscal 2003 and increased 19% compared to $37.0 million in the second quarter of fiscal 2004. Net income in the third quarter of fiscal 2004 was $3.2 million, or $0.19 per diluted share, compared to a net loss of ($4.9) million, or ($0.33) per share, in the third quarter of fiscal 2003 and net income of $707 thousand, or $0.05 per diluted share, in the second quarter of fiscal 2004. The loss reported in the third quarter of fiscal 2003 included a pre-tax charge of $2.0 million, or ($0.08) per share after tax, for restructuring and related activities.

Pro-forma earnings in the third quarter of fiscal 2004 were $0.12 per diluted share compared to a proforma net loss of ($0.25) per share in the prior year quarter and pro-forma earnings of $0.03 per share in the second quarter of fiscal 2004. Pro-forma results per share exclude charges for restructuring and related activities and the partial reversal of the valuation allowance against deferred taxes, because management believes those adjustments are not representative of underlying trends in the Company’s performance and excluding them provides investors with additional information to compare the Company’s results over multiple periods. See Related Financial Highlights in this earnings release for a reconciliation of GAAP earnings to non-GAAP financial measures.

Gross margin improved to 19.0% in the third quarter of fiscal 2004 compared to a negative margin of (8.6%) in the third quarter of fiscal 2003 and 14.9% in the second quarter of fiscal 2004. The improvement in margin in the third quarter was driven by a higher margin sales mix, including higher levels of quick-turn and premium services orders, higher capacity utilization, improved labor productivity and cost reductions.

Liquidity was significantly strengthened in the third quarter by the receipt of $87.8 million in net proceeds from the sale of 3.7 million shares of Merix stock in a public offering. Cash generated from operations was $2.1 million in the third quarter. Cash and investments at the end of the third quarter was $130.2 million and debt to total capitalization declined to 11%.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, stated, “Our sales have grown nearly 100% over the last three quarters, much higher than growth in the printed circuit board industry overall. We believe we have gained market share as well as benefited from improved demand in the end markets we serve. We are seeing sequentially higher levels of customer demand and the commencement of operations at our Wood Village facility will enable us to meet those customer needs. Our margins and profitability improved in the third quarter despite the start-up costs at Wood Village, which reflects our operating leverage.”

For the fourth quarter of fiscal 2004, sales are expected to be between $46 and $48 million, with operating margins estimated to be between 8.5% and 9.5%. The fully diluted share count is expected to be slightly less than 20 million shares and net income is expected to be between $0.19 and $0.22 cents per diluted share. Pro-forma earnings are expected to be between $0.12 and $0.14 per diluted share. Pro-forma earnings exclude the partial reversal of the valuation allowance against deferred taxes.

Hollinger concluded, “With our expanded capacity at Wood Village, we believe we are well positioned to meet customer demand, deliver exceptional service to our customers, advance our technology, enhance our quick-turn and premium service capabilities, and increase shareholder value.”

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-looking statements in this release relating to the Company’s prospects, including statements related to estimates of financial results for the fourth quarter of fiscal 2004, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: customer order levels, product mix and inventory build-up; lower than expected or delayed sales; our ability to successfully complete and ramp our Wood Village facility; the ability to effectively utilize our assets; pricing and other competitive pressures in the industry from domestic and global competitors; our ability to successfully execute our quick-turn strategy; levels of quick-turn sales; the ability of our emerging growth customers to secure capital; our ability to realize profits to absorb deferred tax assets; our ability to control costs; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 31, 2003. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data, unaudited)

	Three Months Ended		Nine Months Ended
	February 28, 2004	March 1, 2003	February 28, 2004	March 1, 2003
Net sales	$44,149	$22,056	$111,880	$72,030
Cost of sales	35,753	23,945	95,904	72,933

Gross profit (loss)	8,396	(1,889)	15,976	(903)

Engineering	1,581	1,458	4,363	4,655
Selling, general and administrative	3,304	2,673	8,984	8,707
Restructuring and related activities	—	2,006	—	2,006

Total operating expense	4,885	6,137	13,347	15,368

Operating income (expense)	3,511	(8,026)	2,629	(16,271)
Interest and other expense, net	(328)	(383)	(986)	(1,042)

Income (loss) before taxes	3,183	(8,409)	1,643	(17,313)

Income tax benefit	—	(3,556)	—	(7,515)

Net income (loss)	$3,183	$(4,853)	$1,643	$(9,798)

Net income (loss) per diluted share	$0.19	$(0.33)	$0.10	$(0.68)

Shares used in per share calculations	17,121	14,547	15,880	14,488

MERIX CORPORATION

CONDENSED BALANCE SHEETS

(in thousands)

	February 28, 2004 (unaudited)	May 31, 2003
Assets
Cash and short-term investments	$130,224	$43,965
Accounts receivable, net	24,551	13,253
Inventories	9,446	6,227
Other current assets	1,826	799

Total current assets	166,047	64,244

Property, plant and equipment, net	76,944	76,376
Other assets	698	940

Total assets	$243,689	$141,560

Liabilities and Shareholders’ Equity
Accounts payable	$13,415	$7,316
Accrued compensation	3,378	2,878
Accrued warranty	1,118	892
Other accrued liabilities	1,672	1,032

Total current liabilities	19,583	12,118
Long-term debt	25,000	25,000

Total liabilities	44,583	37,118

Shareholders’ equity	199,106	104,442

Total liabilities and shareholders’ equity	$243,689	$141,560

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS)

	Q3 03		Q2 04		Q3 04
SUMMARY OPERATING RESULTS
Net Sales	100.0%	$22,056	100.0%	$37,003	100.0%	$44,149
Cost of Sales	108.6%	23,945	85.1%	31,491	81.0%	35,753
Gross Margin	-8.6%	(1,889)	14.9%	5,512	19.0%	8,396
Engineering Expense	6.6%	1,458	3.9%	1,475	3.6%	1,581
Selling, General & Administrative Expense	12.1%	2,673	8.2%	3,018	7.5%	3,304
Restructuring and Related Activities	9.1%	2,006	0.0%	—	0.0%	—
Total Operating Expense	27.8%	6,137	12.1%	4,493	11.1%	4,885
Operating Income (Expense)	-36.4%	(8,026)	2.8%	1,019	8.0%	3,511
Interest and Other Expense, net	-1.7%	(383)	-0.8%	(312)	-0.7%	(328)
Pretax Income (Loss)	-38.1%	(8,409)	1.9%	707	7.2%	3,183
Net Income (Loss)	-22.0%	(4,853)	1.9%	707	7.2%	3,183
Effective Tax Rate		42.3%		0.0%		0.0%
Shares for EPS		14,547		15,596		17,121
Income (Loss) Per Share		$(0.33)		$0.05		$0.19

SALES BY END MARKETS (% of Sales)
Communications	73%	$16,209	82%	$30,240	86%	$38,015
High-End Computing & Storage	15%	3,315	9%	3,317	5%	2,252
Test & Measurement	8%	1,766	5%	1,928	5%	2,231
Other	4%	766	4%	1,518	4%	1,651

KEY FINANCIAL RATIOS & OTHER
Return on Equity - Annualized		-15.3%		2.7%		8.4%
Return on Employed Assets - Annualized		-31.8%		4.0%		12.7%
Return on Invested Capital - Annualized		-12.8%		2.2%		7.2%
Quick Ratio		5.5		3.2		8.0
Cash (used in) provided by Operations		$(5,200)		$450		$2,077
Debt to Total Capital		0.17		0.19		0.11
Capital Expenditures		$842		$3,430		$3,397
Depreciation and Amortization (% of sales)	12.0%	$2,652	6.6%	$2,458	5.8%	$2,576

	EPS	Net Loss	EPS	Net Income	EPS	Net Income
NON-GAAP EARNINGS RECONCILIATION
GAAP Net Income (Loss)	$(0.33)	$(4,853)	$0.05	$707	$0.19	$3,183
Pro-forma Adjustments:
-Restructuring and Related Activities, net of income taxes	$0.08	1,226	$—	—	$—	—
-partial reversal to Valuation Allowance on Deferred Tax Asset	$—	—	$(0.02)	(283)	$(0.07)	(1,210)

Pro-forma Net Income (Loss)	$(0.25)	$(3,627)	$0.03	$424	$0.12	$1,973